Exhibit 99.1

GEMSTAR-TV GUIDE AND NINTENDO SIGN LICENSE AGREEMENT IN JAPAN AND LAUNCH GUIDANCE SERVICE FOR Wii GAMING CONSOLE

Company’s Interactive Programming Guide Service Gains Momentum on Emerging Platforms

March 10, 2008 (Los Angeles, CA) — Gemstar-TV Guide International, Inc. (NASDAQ: GMST), a leading media, entertainment and technology company, today announced that it has entered into its first-ever license agreement with Nintendo.  Under the multi-year agreement, which is specific to the Japanese market, the G-GUIDE® Interactive Program Guide (IPG) will become available on the popular Wii™ console in Japan, providing users with new television guidance options directly from their Wii console. Additional terms of the agreement were not disclosed.

“We are pleased to partner with Nintendo to deliver a unique guidance experience to Wii users in Japan,” said Akitaka Nishimura, president, Gemstar Multimedia Limited.  “Our G-GUIDE® guidance technology is already well established in digital recorders, televisions, mobile phones and online in Japan.  This agreement with Nintendo allows us to extend the reach of G-GUIDE® to gaming consoles – an emerging platform that is increasingly becoming an important component of the digital living room experience.”

In Japan, G-GUIDE® is provided by the Company through Interactive Program Guide, Inc., Gemstar – TV Guide’s joint venture with DENTSU INC. and Tokyo News Services Limited.

ABOUT GEMSTAR-TV GUIDE
Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers.  The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; the pending acquisition of the Company by Macrovision Corporation and events and circumstances related thereto; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements

Note to Editors: Gemstar, TV Guide and G-GUIDE are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

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Contacts:

(Analysts)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
Gemstar-TV Guide International, Inc.	Gemstar-TV Guide International, Inc.
323-817-4600	212-852-7336
rob.carl@tvguide.com	eileen.murphy@tvguide.com